EXHIBIT 3.3

CERTIFICATE OF AMENDMENT TO CERTIFICATE OF INCORPORATION,

DATED APRIL 3, 2006, AND FILED ON APRIL 5, 2006

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

In accordance with Section 242.

Emerging Delta Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware

DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of Directors of Emerging Delta Corporation resolutions were duly adopted setting forth proposed amendments of the Certificate of Incorporation, declaring said amendments to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendments is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Articles thereof numbered “FIRST” and “FOURTH” so that, as amended, said Articles shall be and read as follows:

FIRST: The name of the Corporation is ALCiS Health, Inc.

FOURTH: The total number of shares of stock that the corporation shall have authority to issue is 20,000,000 shares of Common Stock at $ .001 par value each and 500,000 shares of Preferred Stock at $.001 par value each.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendments to change the name of the corporation and to increase the authorized number of shares. The decrease in the par value was approved by a written consent of the requisite number of shareholders pursuant to Section 228 of the General Corporation Law of the State of Delaware.

THIRD: That said amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendments.

IN WITNESS WHEREOF, the Board of Directors has caused this certificate to be signed by Jerry W. Jarrell, an authorized director, this 3rd day of April, AD 2006.

SIGNED:	/s/ Jerry Jarrell
NAME:	Jerry W. Jarrell
TITLE:	Director